UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 8, 2011

SureWest Communications

(Exact name of registrant as specified in its charter)

California	000-29660	68-0365195
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8150 Industrial Avenue, Roseville, California	95678
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (916) 772-2000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 8th, 2011, the Company entered into new Change in Control Severance Agreements (the “Agreement(s)”) with Steve C. Oldham, the Company’s President and Chief Executive Officer, Dan T. Bessey, its Vice President and Chief Financial Officer, and all of its Vice Presidents, including all its Named Executive Officers, providing for a renewal, with modifications (to include the elimination of any 280G excise tax gross up for Mr. Oldham), of their currently expired change in control agreements. Under the terms of these Agreements, certain benefits are provided in the event of termination of employment, or a termination or resignation with good reason within one year following a change in control (Qualifying Termination) and signing a release of claims and liability in favor of the Company. A change in control is generally defined in the Agreement as (1) the acquisition by any person (as defined in the Agreement) of 50% or more of the Company’s outstanding securities, (2) replacement of a majority of the board by members not approved or recommended for nomination to the board by a majority of the incumbent directors, (3) a merger or consolidation except in cases where the Company’s shareholders prior to the change in control continue to own a majority of the new company, or (4) consummation of a plan of complete liquidation of the Company or sale of all or substantially all of the Company’s assets unless the sale is to a company or entity that is owned by a majority of the Company’s shareholders prior to such liquidation.

A resignation or termination with good reason is generally defined in the Agreement as (1) a material reduction in authority, duties and responsibilities, (2) material reduction in compensation, (3) a refusal of a successor entity to assume the obligations of the Agreement, or (4) a greater than 50 mile relocation of principal place of work.  The Company has the right to cure any claimed good reason termination for a period of 30 days after notice of a “good reason” termination or resignation.

Payments due on a Qualifying Termination include (1) two times base salary (3 times for Mr. Oldham), (2) two times target annual incentive compensation (3 times for Mr. Oldham), (3) two years of continued medical, dental and accidental death and disability insurance coverage (3 years for Mr. Oldham), unless replacement coverage is obtained with a new employer, and (4) vesting of any outstanding unvested equity awards on the date of the Qualifying Termination.

All Agreements, except for Mr. Oldham’s, provide that no benefits shall be due or payable under the Agreement that would constitute an Excess Parachute Payment under Internal Revenue Code section 280G, and regulations enacted thereunder, and that any payments that would otherwise be due under the Agreements’ formula, shall be reduced to the maximum amount permitted under the Code, without incurring Excess Parachute Payments. With respect to Mr. Oldham, his Agreement provides that the Company can reduce the payments that would be due under the formula by 10%, if such reduction would reduce the amount due under the formula to the maximum amount permitted under the Code, without incurring Excess Parachute Payments. In addition, the Agreement provides Mr. Oldham with the right to voluntarily cut his payments and benefits back to the maximum amount permitted without incurring Excess Parachute Payments, if such reduction would be more economically advantageous to him.  Finally, in the event an Excess Parachute Payment is made, Mr. Oldham will be responsible for paying any and all taxes due as a consequence of or arising out of such payment, including any Excise Tax payments.

Inasmuch as no change in control or Qualifying Termination has occurred, there is no amount payable or due under the Agreements.  Each of the Agreements will terminate on the earlier of February 7, 2014, the date when the Company has satisfied all of its obligations under the Agreement, or upon termination of employment of the officer if such termination is not a Qualifying Termination, unless a Protected Period has commenced or a Qualifying Termination has occurred before such expiration date, in which case the Agreement will terminate when the Company has satisfied all of its obligations under the Agreement.

Item 9.01 Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description
10.1	Change in Control Agreement with Chief Executive Officer dated February 8, 2011
10.2	Change in Control Agreement with Officers dated February 8, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUREWEST COMMUNICATIONS

(Registrant)

By:	/s/ Dan T. Bessey
Dan T. Bessey
Vice President and Chief Financial Officer

Date:  February 14, 2011

EXHIBIT INDEX

Exhibit No.	Description
10.1	Change in Control Agreement with Chief Executive Officer dated February 8, 2011
10.2	Change in Control Agreement with Officers dated February 8, 2011